Exhibit 10.32

AMENDMENT 2

Dated November 6, 2012

to

EQUIPMENT FINANCING AGREEMENT NO. 13379 (the “Agreement”)

dated December 12, 2011 between Buffalo Shredding and Recovery, LLC

(as “Borrower”) and First Niagara Leasing, Inc. (as “Lender”)

Effective this 6th day of November 2012, the parties hereto agree that Section 30 Financial Covenants of the above referenced Agreement is hereby amended and restated in its entirety as follows:

30. FINANCIAL COVENANTS: (a) Maximum Capital Expenditures; Neither Borrower nor Borrower’s parent company, Metalico, Inc., shall incur or make (a) any Capital Expenditures for unfinanced acquisitions in excess of $3,300,000 in the aggregate for the period commencing October 1, 2012 through and including March 31, 2013, and (b) any Capital Expenditures combined, including Capital Expenditures for unfinanced acquisitions, in excess of $28,000,000 for the fiscal year 2011 and $25,000,000.00 per annum for each fiscal year thereafter. “Capital Expenditure” means any expenditure to expend money for any purchase or other acquisition of any asset that may be properly classified as a fixed or capital asset on a consolidated balance sheet Metalico, Inc. and its subsidiaries, prepared in accordance with generally accepted accounting principles. Notwithstanding the foregoing, to the extent that the maximum Capital Expenditure covenant contained herein is inconsistent with the maximum Capital Expenditure covenant contained in any senior financing agreement or other senior financing document (as amended, the “Senior Financing Documents”) to which the Borrower or Metalico, Inc. is subject, then the maximum Capital Expenditure covenant contained herein shall be amended to the extent necessary to “mirror” the Capital Expenditure covenant set forth in such Senior Financing Documents.

(b) Minimum Fixed Charge Coverage Ratio. Borrower and Borrower’s parent company, Metalico, Inc., shall not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.0 at the end of each fiscal quarter for the four (4) most recently completed fiscal quarters commencing June 30, 2013, measured on a consolidated/consolidating basis. “Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (i) EBITDA minus the unfinanced portion of Capital Expenditures to (ii) Fixed Charges, all calculated for Metalico, Inc. and its subsidiaries (including Borrower) on a consolidated basis in accordance with generally accepted accounting principles. Notwithstanding the foregoing, to the extent that the minimum Fixed Charge Coverage Ratio covenant contained herein is inconsistent with the minimum Fixed Charge Coverage Ratio covenant contained in any Senior Financing Documents to which the Borrower or Metalico, Inc. is subject, then the minimum Fixed Charge Coverage Ratio covenant contained herein shall be amended to the extent necessary to “mirror” the Fixed Charge Coverage Ratio covenant set forth in such Senior Financing Documents; provided, however, that in no event shall such inconsistency with the Senior Financing Documents result in a minimum Fixed Charge Coverage Ratio of less than 1.00 to 1.00, nor shall the component definitions of “Fixed Charge Coverage Ratio” be deemed to be amended or modified.

(c) Minimum EBITDA. Borrower and Borrower’s parent company, Metalico, Inc., shall have, at the end of each calendar quarter set forth below, EBITDA for the period then ended measured on a consolidated basis of not less than the following:

Period Ending	Minimum EBITDA
Three months ending September 30, 2012	$3,000,000
Three months ending December 31, 2012	$4,000,000
Three months ending March 31, 2013	$8,250,000

(d) Minimum Availability. After giving effect to any “Borrowing” or the issuance of any “Letter of Credit” under, and as those terms are defined in, the Senior Financing Documents, Metalico, Inc. and the Borrower shall have Availability (as defined in the Senior Financing Documents) of not less than (i) from November 5, 2012 through the date of delivery of the compliance certificate required under the Senior Financing Documents for the period ending June 30, 2013: $30,000,000 for any five consecutive Business Days; and (ii) at all other times: zero.

“EBITDA” means, for any period, net income for such period plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) any extraordinary non-cash charges for such period and (iv) any other non-cash charges for such period (but excluding any non-cash charge in respect to an item that was included in net income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus ((b) without duplication and to the extent included in net income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a) (iv) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Metalico, Inc. and its subsidiaries (including Borrower) on a consolidated basis in accordance with generally accepted accounting principles.

“Fixed Charges” means, with reference to any period, without duplication, cash interest expense, plus cash prepayments and scheduled principal payments on indebtedness made during such period, plus net taxes paid in cash, plus dividends or distributions paid in cash, plus capital lease obligation payments, plus cash contributions to any Plan, so long as such cash contributions are not expensed in the income statement, all calculated for Metalico, Inc. and its subsidiaries on a consolidated basis, it being understood that any redemption of the convertible notes (including redemptions made prior to 2012) shall not be used in calculating Fixed Charges other than as set forth in Section 6.08 (b) (vi) of the Chase Senior Financing Document.

“Plan” means any employee pension benefit plan (other than a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Borrower will cause Metalico, Inc. to adhere to the financial covenants as herein above stated and shall notify Lender if changed in the Senior Financing Documents.

Borrower agrees to pay to Lender an amendment fee in the amount of $7,500.

All other terms and conditions of the Agreement shall remain unaltered. The parties have caused this Amendment 2 to be executed by their duly authorized representatives as of the date first set forth above.

Lender: First Niagara Leasing, Inc.		Borrower: Buffalo Shredding and Recovery, LLC
By: Metalico New York, Inc., its sole Member

By:	/s/ CHARLES LACHIUSA	By:	/s/ ERIC W. FINLAYSON
Name:	Charles LaChiusa	Name:	Eric W. Finlayson
Title:	Sales Manager	Title:	Vice President and Treasurer